FILED PURSUANT TO RULE 424(h)
REGISTRATION FILE NO.: 333-207340-08

The information in this supplement is not complete and may be changed. This supplement is not an offer to sell these securities and is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

The preliminary prospectus to which this is a supplement, dated December 13, 2017, may be amended or completed prior to time of sale.

SUPPLEMENT
(To Prospectus Dated December 13, 2017)

$794,069,000 (Approximate)

UBS Commercial Mortgage Trust 2017-C7

(Central Index Key Number 0001724177)

as Issuing Entity

UBS Commercial Mortgage Securitization Corp.

(Central Index Key Number 0001532799)

as Depositor

UBS AG

(Central Index Key Number 0001685185)

Société Générale

(Central Index Key Number 0001238163)

Ladder Capital Finance LLC

(Central Index Key Number 0001541468)

Cantor Commercial Real Estate Lending, L.P.

(Central Index Key Number 0001558761)

KeyBank National Association

(Central Index Key Number 0001089877)

Cantor Commercial Real Estate Lending, L.P.

(Central Index Key Number 0001558761)

Natixis Real Estate Capital LLC

(Central Index Key Number 0001542256)

as Sponsors and Mortgage Loan Sellers

Commercial Mortgage Pass-Through Certificates, Series 2017-C7

This is a supplement (“Supplement”) to the prospectus dated December 13, 2017 (the “Preliminary Prospectus”). Capitalized terms used in this Supplement but not defined herein have the meanings given to them in the Preliminary Prospectus.

Structure Update

Closing Date

1.	The “Closing Date”, as described on pages 1, 35, 155 and 259 of the Preliminary Prospectus, is hereby changed from December 28, 2017 to December 27, 2017.
2.	The last bullet point on page 562 of the Preliminary Prospectus is hereby revised to reflect that the Structuring Assumptions include the assumption that the Offered Certificates will be settled with investors on December 27, 2017.
3.	With respect to the table titled “Summary of Certificates” set forth on page 3 of the Preliminary Prospectus, the value in the row titled “Class A-S” under the column titled

UBS Securities LLC	Cantor Fitzgerald & Co.	Société Générale
Co-Lead Manager and Joint Bookrunner	Co-Lead Manager and Joint Bookrunner	Co-Lead Manager and Joint Bookrunner
KeyBanc Capital Markets Co-Manager	NATIXIS Co-Manager	Academy Securities Co-Manager

The date of this Supplement is December 15, 2017

“Weighted Average Life (Years)” is hereby revised to reflect that the Class A-S certificates have a weighted average life of 9.97 years.

Credit Risk Retention

4.	The table titled “Eligible Horizontal Residual Interest” (and accompanying footnotes) set forth on page 345 of the Preliminary Prospectus is hereby deleted and replaced in its entirety with the following:
Class of Certificates	Expected Initial Certificate Balance(1)	Estimated Range of Fair Values of Retained Certificates (in % and $)(2)(3)	Expected Purchase Price(4)
Class D-RR	$ 21,160,000	1.20% - 1.23%/$10,789,391(5)	50.98956%
Class E-RR	$ 17,820,000	0.96% - 1.01%/$9,086,340	50.98956%
Class F-RR	$ 17,819,000	0.96% - 1.01%/$9,085,830	50.98956%
Class G-RR	$ 8,909,000	0.44% - 0.46%/$4,154,660	46.63441%
Class NR-RR	$ 31,184,565	1.43% - 1.50%/$13,516,526	43.34364%

(1)	The approximate initial Certificate Balance of the Class D-RR certificates are estimated based in part on the estimated ranges of Certificate Balances and estimated fair values described herein under “Credit Risk Retention”. The Class D-RR Certificate Balance is expected to fall within a range of $21,160,000 and $22,650,000.
(2)	The estimated fair value of the applicable Certificate Balance of the indicated class of certificates expressed as a percentage of the estimated fair value of all of the certificates issued by the issuing entity and as a dollar amount. For a description of the manner in which the Retaining Sponsor determined the estimated fair value of the certificates, see “—Determination of Amount of Required Credit Risk Retention” below.
(3)	The fair value dollar amount of the Yield-Priced Principal Balance Certificates is not subject to a range, but is based on a targeted discount yield, and has been determined as described under “—Yield-Priced Principal Balance Certificates” and “—Calculation of Estimated Fair Value”. The fair value of the other Regular Certificates is unknown and has been determined by the Retaining Sponsor as described under “—Swap-Priced Principal Balance Certificates—Determination of Swap-Priced Expected Price” below.
(4)	Expressed as a percentage of the expected initial Certificate Balance of each class of Yield-Priced Principal Balance Certificates, excluding accrued interest. The aggregate purchase price expected to be paid for the Yield-Priced Principal Balance Certificates to be acquired by the Third Party Purchaser is approximately $46,632,747 excluding accrued interest.
(5)	The Class D-RR Certificates are expected to have an estimated fair value that falls within a range of $10,789,391 and $11,549,136.
5.	The table titled “Range of Discount Yields for the Swap-Priced Principal Balance Certificates” set forth on page 348 of the Preliminary Prospectus is hereby deleted and replaced in its entirety with the following:
Class of Certificates	Low Estimate of Discount Yield	Base Case Discount Yield	High Estimate of Discount Yield
Class A-1	2.0503%	2.3442%	2.6382%
Class A-2	2.3811%	2.6961%	3.0111%
Class A-SB	2.6837%	3.0115%	3.3393%
Class A-3	2.8859%	3.2017%	3.5175%
Class A-4	2.9136%	3.2286%	3.5436%
Class A-S	3.1944%	3.5793%	3.9643%
Class B	3.3670%	3.8519%	4.3368%
Class C	3.7170%	4.4019%	5.0868%
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6.	The table titled “Range of Assumed Certificate Coupons for the Swap-Priced Principal Balance Certificates” set forth on page 350 of the Preliminary Prospectus is hereby deleted and replaced in its entirety with the following:
Class of Certificates	Low Estimate of Assumed Certificate Coupon	Base Case Assumed Certificate Coupon	High Estimate of Assumed Certificate Coupon
Class A-1	2.072%	2.368%	2.663%
Class A-2	3.041%	3.360%	3.679%
Class A-SB	3.141%	3.472%	3.804%
Class A-3	3.000%	3.315%	3.630%
Class A-4	3.258%	3.576%	3.893%
Class A-S	3.541%	3.929%	4.316%
Class B	3.712%	4.200%	4.588%(1)
Class C	4.065%	4.588%(1)	4.588%(1)
7.	The table titled “Range of Discount Yields for the Interest-Only Certificates” set forth on page 352 of the Preliminary Prospectus is hereby deleted and replaced in its entirety with the following:
Class of Certificates	Low Estimate of Discount Yield	Base Case Discount Yield	High Estimate of Discount Yield
Class X-A	3.1011%	3.5987%	4.0962%
Class X-B	3.2339%	3.7318%	4.2298%
8.	The last sentence of the second paragraph of the section “Credit Risk Retention—Yield-Priced Principal Balance Certificates” on pages 352-353 of the Preliminary Prospectus is revised to reflect that the targeted discount yield to optional termination (as described in such paragraph) at which the Yield Priced Principal Balance Certificates are anticipated to be acquired by the Third Party Purchaser is 14.8373%.
9.	The table titled “Range of Estimated Fair Values for the Certificates” (and accompanying footnotes) set forth on pages 353-354 of the Preliminary Prospectus is hereby deleted and replaced in its entirety with the following:
Class of Certificates	Low Estimate of Fair Value	Base Case Estimate of Fair Value	High Estimate of Fair Value
Class A-1	$33,906,486	$33,906,947	$33,906,810
Class A-2	$51,330,281	$51,330,642	$51,331,804
Class A-SB	$48,861,713	$48,859,280	$48,861,024
Class A-3	$178,757,144	$178,755,375	$178,758,734
Class A-4	$324,931,592	$324,946,124	$324,942,596
Class X-A	$38,434,912	$53,675,668	$69,589,829
Class X-B	$2,485,722	$6,922,696	$13,365,033
Class A-S	$100,940,163	$100,944,641	$100,944,883
Class B	$37,693,089	$37,852,838	$37,854,216
Class C(1)	$34,453,125	$36,361,557	$35,172,162
Class D-RR(2)	$10,789,391	$10,789,391	$11,549,136
Class E-RR	$9,086,340	$9,086,340	$9,086,340
Class F-RR	$9,085,830	$9,085,830	$9,085,830
Class G-RR	$4,154,660	$4,154,660	$4,154,660
Class NR-RR	$13,516,526	$13,516,526	$13,516,526
Total:	$898,426,973	$920,188,514	$942,119,582

(1)	The approximate initial Certificate Balance of the Class C Certificates are estimated based in part on the estimated ranges of Certificate Balances and estimated fair values described under this “Credit Risk Retention” section. The Class C Certificate Balance is expected to fall within a
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range of $34,148,000 and $35,638,000, with the ultimate Certificate Balance determined such that the aggregate fair value of the Yield-Priced Principal Balance Certificates will equal at least 5% of the estimated fair value of all of the Classes of Regular Certificates issued by the issuing entity.

(2)	The approximate initial Certificate Balance of the Class D-RR Certificates are estimated based in part on the estimated ranges of Certificate Balances and estimated fair values described under this “Credit Risk Retention” section. The Class D-RR Certificate Balance is expected to fall within a range of $21,160,000 and $22,650,000, with the ultimate Certificate Balance determined such that the aggregate fair value of the Yield-Priced Principal Balance Certificates will equal at least 5% of the estimated fair value of all of the Classes of Regular Certificates issued by the issuing entity.
10.	The final sentence of the section “Credit Risk Retention—Calculation of Estimated Fair Value of All Certificates” on page 354 of the Preliminary Prospectus is revised to reflect that the estimated range of fair value for all the Certificates is approximately $898,456,189 to $942,172,877.

Class A-3 and Class A-4 Certificates

11.	The Initial Certificate Balance of the Class A-3 Certificates will be decreased to $177,000,000.
12.	The Initial Certificate Balance of the Class A-4 Certificates will be increased to $315,490,000.
13.	With respect to the “Offered Certificates”, the relevant portion of the table set forth in “Summary of the Certificates” on page 3 of the Preliminary Prospectus relating to Class A-3 and Class A-4 is deleted and replaced with the following:
Class	Approx. Initial Certificate Balance or Notional Amount(1)	Approx. Initial Credit Support(2)	Approx. Initial Pass-Through Rate	Pass-Through Rate Description	Assumed Final Distribution Date(3)	Weighted Average Life (Years)(4)	Expected Principal Window (Months)(4)
Offered Certificates
Class A-3	$ 177,000,000	30.000%	[__]%	[__](5)	November 2027	9.70	114 - 119
Class A-4	$ 315,490,000	30.000%	[__]%	[__](5)	December 2027	9.94	119 - 120

Decrement Tables

14.	The decrement table for Class A-1 on page 563 of the Preliminary Prospectus is hereby deleted in its entirety and replaced with the following:

Percent of the Initial Certificate Balance
of the Class A-1 Certificates at the Respective CPPs
Set Forth Below:

Distribution Date	0% CPP	25% CPP	50% CPP	75% CPP	100% CPP
Closing Date	100%	100%	100%	100%	100%
December 2018	85%	85%	85%	85%	85%
December 2019	68%	68%	68%	68%	68%
December 2020	47%	47%	47%	47%	47%
December 2021	22%	22%	22%	22%	22%
December 2022 and thereafter	0%	0%	0%	0%	0%
Weighted Average Life (years)	2.72	2.72	2.71	2.71	2.71
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15.	The decrement table for Class A-2 on page 563 of the Preliminary Prospectus is hereby deleted in its entirety and replaced with the following:

Percent of the Initial Certificate Balance
of the Class A-2 Certificates at the Respective CPPs
Set Forth Below:

Distribution Date	0% CPP	25% CPP	50% CPP	75% CPP	100% CPP
Closing Date	100%	100%	100%	100%	100%
December 2018	100%	100%	100%	100%	100%
December 2019	100%	100%	100%	100%	100%
December 2020	100%	100%	100%	100%	100%
December 2021	100%	100%	100%	100%	100%
December 2022 and thereafter	0%	0%	0%	0%	0%
Weighted Average Life (years)	4.92	4.91	4.89	4.86	4.65
16.	The decrement table for Class A-3 on page 564 of the Preliminary Prospectus is hereby deleted in its entirety and replaced with the following:

Percent of the Initial Certificate Balance
of the Class A-3 Certificates at the Respective CPPs
Set Forth Below:

Distribution Date	0% CPP	25% CPP	50% CPP	75% CPP	100% CPP
Closing Date	100%	100%	100%	100%	100%
December 2018	100%	100%	100%	100%	100%
December 2019	100%	100%	100%	100%	100%
December 2020	100%	100%	100%	100%	100%
December 2021	100%	100%	100%	100%	100%
December 2022	100%	100%	100%	100%	100%
December 2023	100%	100%	100%	100%	100%
December 2024	100%	100%	100%	100%	100%
December 2025	100%	100%	100%	100%	100%
December 2026	100%	99%	99%	98%	79%
December 2027 and thereafter	0%	0%	0%	0%	0%
Weighted Average Life (years)	9.70	9.66	9.61	9.55	9.33
17.	The decrement table for Class A-4 on page 564 of the Preliminary Prospectus is hereby deleted in its entirety and replaced with the following:

Percent of the Initial Certificate Balance
of the Class A-4 Certificates at the Respective CPPs
Set Forth Below:

Distribution Date	0% CPP	25% CPP	50% CPP	75% CPP	100% CPP
Closing Date	100%	100%	100%	100%	100%
December 2018	100%	100%	100%	100%	100%
December 2019	100%	100%	100%	100%	100%
December 2020	100%	100%	100%	100%	100%
December 2021	100%	100%	100%	100%	100%
December 2022	100%	100%	100%	100%	100%
December 2023	100%	100%	100%	100%	100%
December 2024	100%	100%	100%	100%	100%
December 2025	100%	100%	100%	100%	100%
December 2026	100%	100%	100%	100%	100%
December 2027 and thereafter	0%	0%	0%	0%	0%
Weighted Average Life (years)	9.94	9.93	9.91	9.88	9.66

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18.	The decrement table for Class A-S on page 564 of the Preliminary Prospectus is hereby deleted in its entirety and replaced with the following:

Percent of the Initial Certificate Balance
of the Class A-S Certificates at the Respective CPPs
Set Forth Below:

Distribution Date	0% CPP	25% CPP	50% CPP	75% CPP	100% CPP
Closing Date	100%	100%	100%	100%	100%
December 2018	100%	100%	100%	100%	100%
December 2019	100%	100%	100%	100%	100%
December 2020	100%	100%	100%	100%	100%
December 2021	100%	100%	100%	100%	100%
December 2022	100%	100%	100%	100%	100%
December 2023	100%	100%	100%	100%	100%
December 2024	100%	100%	100%	100%	100%
December 2025	100%	100%	100%	100%	100%
December 2026	100%	100%	100%	100%	100%
December 2027 and thereafter	0%	0%	0%	0%	0%
Weighted Average Life (years)	9.97	9.97	9.97	9.97	9.72

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